IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE



                                             :


                                             :          CHAPTER 11
In re:
                                             :          Case No. 99-2250 (MFW)
TELETRAC, INC.
a Delaware Corporation,                      :

                                    Debtor.  :

                                             :

                         DEBTOR'S PLAN OF REORGANIZATION
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE



     REBOUL, MacMURRAY, HEWITT,               SAUL, EWING, REMICK & SAUL LLP
        MAYNARD & KRISTOL                     Co-Counsel for Teletrac, Inc.
     Co-counsel for Teletrac, Inc.            222 Delaware Avenue
     45 Rockefeller Plaza                     P.O. Box 1266
     New York, New York  10111                Wilmington, Delaware  19899
     (212) 841-0608                           (302) 421-6824


Dated:   Wilmington, Delaware
         August 4, 1999



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                                TABLE OF CONTENTS


SECTION  1.       DEFINITIONS AND INTERPRETATION...............................1
         1.1      ADMINISTRATIVE EXPENSE CLAIM.................................1
         1.2      AD HOC COMMITTEE.............................................1
         1.3      ALLOWED......................................................1
         1.4      BANKRUPTCY CODE..............................................2
         1.5      BANKRUPTCY COURT.............................................2
         1.6      BANKRUPTCY RULES.............................................2
         1.7      BUSINESS DAY.................................................2
         1.8      CASH.........................................................2
         1.9      CATEGORY A CONVENIENCE CLAIM.................................2
         1.10     CATEGORY B CONVENIENCE CLAIM.................................2
         1.11     CHAPTER 11 CASE..............................................2
         1.12     CHARTER......................................................2
         1.13     CLAIM........................................................2
         1.14     CLASS........................................................3
         1.15     CLASS A WARRANTS.............................................3
         1.16     CLASS B WARRANTS.............................................3
         1.17     CLOSING DATE.................................................3
         1.18     COLLATERAL...................................................3
         1.19     COLLATERAL AGENT.............................................3
         1.20     COMMITMENT AMOUNT............................................3
         1.21     CONFIRMATION DATE............................................3
         1.22     CONFIRMATION HEARING.........................................3
         1.23     CONFIRMATION ORDER...........................................3
         1.24     CREDITORS' COMMITTEE.........................................3
         1.25     CREDITORS' COMMITTEE MAJORITY................................4
         1.26     DEBTOR.......................................................4
         1.27     DEBTOR IN POSSESSION.........................................4
         1.28     DGCL.........................................................4
         1.29     DIP LOANS....................................................4
         1.30     DISALLOWED...................................................4
         1.31     DISBURSING AGENT.............................................4
         1.32     DISCLOSURE STATEMENT.........................................4
         1.33     DISPUTED.....................................................4
         1.34     EFFECTIVE DATE...............................................5
         1.35     EMPLOYMENT AGREEMENTS........................................5
         1.36     EQUITY INTEREST..............................................5
         1.37     FINAL ORDER..................................................5
         1.38     HOLDINGS.....................................................5
         1.39     INCENTIVE OPTIONS............................................5



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         1.40     INDEMNITY CLAIM..............................................5
         1.41     LIEN.........................................................5
         1.42     MISCELLANEOUS UNSECURED CLAIM................................6
         1.43     NEW COMMON STOCK.............................................6
         1.44     NEW NOTES....................................................6
         1.45     NEW NOTES INDENTURE..........................................6
         1.46     NEW SENIOR SECURED NOTES.....................................6
         1.47     NEW SENIOR SECURED NOTES AND CLASS A WARRANT AGREEMENT.......6
         1.48     NOTEHOLDER PLAN SUPPORT AGREEMENT............................6
         1.49     OLD NOTES....................................................6
         1.50     OLD NOTE CLAIM...............................................6
         1.51     OLD NOTES COLLATERAL.........................................7
         1.52     OLD NOTES COLLATERAL ACCOUNT.................................7
         1.53     OLD NOTES INDENTURE..........................................7
         1.54     OLD NOTES INDENTURE TRUSTEE..................................7
         1.55     OLD NOTES PLEDGE AGREEMENT...................................7
         1.56     OLD NOTE SECURED CLAIM.......................................7
         1.57     OLD NOTE UNSECURED CLAIM.....................................7
         1.58     PETITION DATE................................................7
         1.59     PLAN.........................................................7
         1.60     PLAN DOCUMENTS...............................................7
         1.61     PRINCIPAL OFFICERS...........................................7
         1.62     PRIORITY NON-TAX CLAIM.......................................7
         1.63     PRIORITY TAX CLAIM...........................................8
         1.64     RATABLE PROPORTION...........................................8
         1.65     REORGANIZED TELETRAC.........................................8
         1.66     SCHEDULES....................................................8
         1.67     SECURED CLAIM................................................8
         1.68     SECURITIES ACT...............................................8
         1.69     SHAREHOLDERS SUPPORT AGREEMENT...............................8
         1.70     SPECIFIED PERCENTAGE.........................................8
         1.71     STOCK OPTION PLAN............................................8
         1.72     SUBSCRIBING PARTIES..........................................8
         1.73     TELETRAC LICENSE.............................................9
         1.74     TORT CLAIM...................................................9
         1.75     UNSECURED CLAIM..............................................9

SECTION  2.       PROVISIONS FOR PAYMENT OF ADMINISTRATIVE EXPENSE
                  CLAIMS AND PRIORITY CLAIMS...................................9
         2.1      ADMINISTRATIVE EXPENSE CLAIMS................................9
         2.2      PRIORITY TAX CLAIMS.........................................10

SECTION  3.       CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS...............10



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SECTION  4.       PROVISIONS FOR TREATMENT OF CLAIMS AND
                  EQUITY INTERESTS............................................10
         4.1      PRIORITY NON-TAX CLAIMS (CLASS 1)...........................10
         4.2      SECURED CLAIMS (CLASS 2)....................................11
         4.3      OLD NOTE UNSECURED CLAIMS AND MISCELLANEOUS
                    UNSECURED CLAIMS (CLASS 3)................................11
         4.4      CATEGORY A CONVENIENCE CLAIMS (CLASS 4).....................12
         4.5      CATEGORY B CONVENIENCE CLAIMS (CLASS 5).....................13
         4.6      INDEMNITY CLAIMS (CLASS 6)..................................14
         4.7      EQUITY INTERESTS (CLASS 7)..................................14
         4.8      ALTERNATIVE TREATMENT FOR HOLDERS OF ALLOWED CLAIMS.........14

SECTION  5.       IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS
                  IMPAIRED; ACCEPTANCE OR REJECTION OF THE PLAN...............14
         5.1      HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE.....14

SECTION  6.       MEANS OF IMPLEMENTATION.....................................15
         6.1      DISTRIBUTIONS...............................................15
         6.2      AUTHORIZATION OF NEW SECURITIES.............................15
         6.3      SENIOR SECURED NOTE FACILITY................................15
         6.4      ADOPTION OF STOCK OPTION PLAN...............................17
         6.5      EMPLOYMENT AGREEMENTS.......................................17
         6.6      CANCELLATION OF EXISTING SECURITIES AND AGREEMENTS..........17
         6.7      CORPORATE ACTION............................................18
         6.8      RESTATED CERTIFICATE OF INCORPORATION.......................18

SECTION  7.       PROVISIONS GOVERNING DISTRIBUTIONS..........................18
         7.1      DATE OF DISTRIBUTIONS.......................................18
         7.2      DISBURSING AGENT............................................18
         7.3      SURRENDER OF INSTRUMENTS....................................19
         7.4      COMPENSATION OF PROFESSIONALS...............................19
         7.5      DELIVERY OF DISTRIBUTIONS...................................19
         7.6      MANNER OF PAYMENT UNDER THE PLAN............................20
         7.7      FRACTIONAL SHARES...........................................20
         7.8      SETOFFS AND RECOUPMENT......................................20
         7.9      DISTRIBUTIONS AFTER EFFECTIVE DATE..........................20
         7.10     RIGHTS AND POWERS OF DISBURSING AGENT.......................20
         7.11     EXCULPATION.................................................20

SECTION  8.       PROCEDURES FOR TREATING DISPUTED CLAIMS UNDER THE
                  PLAN........................................................21
         8.1      DISPUTED CLAIMS.............................................21
         8.2      NO DISTRIBUTIONS PENDING ALLOWANCE..........................22



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         8.3      DISTRIBUTIONS AFTER ALLOWANCE...............................22
         8.4      VOTING RIGHTS OF HOLDERS OF DISPUTED CLAIMS.................22

SECTION  9.       PROVISIONS GOVERNING EXECUTORY CONTRACTS AND
                  UNEXPIRED LEASES............................................22
         9.1      ASSUMPTION OR REJECTION OF CONTRACTS AND LEASES.............22
         9.2      AMENDMENTS TO SCHEDULE; EFFECT OF AMENDMENTS................23
         9.3      BAR TO REJECTION DAMAGE CLAIMS..............................23
         9.4      INDEMNIFICATION OBLIGATIONS.................................23

SECTION  10.      CONDITIONS PRECEDENT TO EFFECTIVE DATE .....................24
         10.1     CONDITIONS PRECEDENT TO EFFECTIVE DATE OF THE PLAN..........24
         10.2     WAIVER OF CONDITIONS PRECEDENT..............................25

SECTION  11.      EFFECT OF CONFIRMATION......................................25
         11.1     VESTING OF ASSETS...........................................25
         11.2     BINDING EFFECT..............................................25
         11.3     DISCHARGE OF DEBTOR.........................................26
         11.4     TERM OF INJUNCTIONS OR STAYS................................26
         11.5     INDEMNIFICATION OBLIGATIONS.................................26
         11.6     RELEASE.....................................................26

SECTION  12.      RETENTION OF JURISDICTION...................................27

SECTION  13.      MISCELLANEOUS PROVISIONS....................................28
         13.1     PAYMENT OF STATUTORY FEES...................................28
         13.2     RETIREE BENEFITS............................................28
         13.3     ADMINISTRATIVE EXPENSES INCURRED AFTER THE CONFIRMATION
                    DATE......................................................28
         13.4     SECTION 1125(E) OF THE BANKRUPTCY CODE......................29
         13.5     MODIFICATION OF PLAN DOCUMENTS..............................29
         13.6     COMPLIANCE WITH TAX REQUIREMENTS............................29
         13.7     NOTICES.....................................................30
         13.8     GOVERNING LAW...............................................30
         13.9     BINDING EFFECT..............................................32





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                              EXHIBITS TO THE PLAN


Exhibit 1 --         Charter of Reorganized Teletrac, Inc.

Exhibit 2 --         New Note Indenture and Form of New Notes

Exhibit 3 --         New Senior Secured Note and Class A Warrant Agreement,
                     Senior Secured Note, Form of Class A Warrant, Security
                     Agreement, and Subscription Agreement

Exhibit 4 --         Class B Warrant

Exhibit 5 --         1999 Teletrac Stock Option Plan

Annex A --           Shareholder Allocation

Schedule 9.1 --      Schedule of Certain Executory Contracts to be Rejected













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                 DEBTOR'S FIRST AMENDED PLAN OF REORGANIZATION
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

          Teletrac, Inc. ("Teletrac") proposes the following Plan of Reorganization, under Chapter 11 of the Bankruptcy Code, dated as of August 4, 1999, pursuant to Section 1121(a) of the Bankruptcy Code:

SECTION  1.    DEFINITIONS AND INTERPRETATION

         A.    DEFINITIONS.

     The following terms herein shall have the respective meanings defined below:

     1.1 ADMINISTRATIVE EXPENSE CLAIM means any right to payment constituting a cost or expense of administration of the Chapter 11 Case allowed under Sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, (a) any actual and necessary costs and expenses of preserving the Debtor's estate,
(b) any actual and necessary costs and expenses of operating the Debtor's business during the Chapter 11 Case in the ordinary course of business, (c) any indebtedness or obligations incurred or assumed by the Debtor in Possession during the Chapter 11 Case in the ordinary course of business, (d) any allowances of compensation and reimbursement of expenses to the extent allowed by Final Order under Section 330 or 503 of the Bankruptcy Code, (e) Claims, if any, as approved by the Bankruptcy Court, for actual fees, charges, or reasonable attorneys' fees incurred by the Old Notes Indenture Trustee and Collateral Agent during the Chapter 11 Case in the aggregate amount of not greater than $15,000, (f) any fees or charges assessed against the Debtor's estate under Section 1930, title 28, United States Code, and (g) the DIP Loan.

     1.2 AD HOC COMMITTEE means the unofficial committee of certain holders of Old Notes, the members of which consisted, as of the Petition Date, of Lutheran Brotherhood, Post Advisory Group, Bank of Montreal, Harvard Management Group, Prospect St. Yield Inc., TD Securities (USA) Inc., Capital Research and Management Company, and Georgica Advisors.

     1.3 ALLOWED means, with reference to any Claim or Equity Interest, (a) any Claim or Equity Interest as to which no objection to allowance has been interposed on or before the Confirmation Date or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder, (b) any Claim or Equity Interest as to which the liability of the Debtor and the amount thereof are determined by final order of a court of competent jurisdiction other than the Bankruptcy Court or (c) any Claim or Equity Interest expressly allowed hereunder. Unless otherwise specified in the Plan or in a Final Order of the Bankruptcy Court allowing such Claim, "Allowed" in reference to a Claim shall not include (a) interest on the amount of such Claim accruing from and after the Petition Date, (b) punitive or exemplary damages, or (c) any fine, penalty or forfeiture.



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     1.4 BANKRUPTCY CODE means title 11, United States Code, as amended from time to time, as applicable to the Chapter 11 Case.

     1.5 BANKRUPTCY COURT means the United States District Court for the District of Delaware having jurisdiction over the Chapter 11 Case and, to the extent of any reference made under Section 157, title 28, of the United States Code, the unit of such District Court having jurisdiction over the Chapter 11 Case under Section 151, title 28, United States Code.

     1.6 BANKRUPTCY RULES means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under Section 2075, title 28, United States Code, as amended from time to time, applicable to the Chapter 11 Case, and any Local Rules of the Bankruptcy Court.

     1.7 BUSINESS DAY means any day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

     1.8 CASH means legal tender of the United States of America.

     1.9 CATEGORY A CONVENIENCE CLAIM means any Unsecured Claim other than an Old Note Unsecured Claim which is Allowed in an amount not in excess of $20,000 (but greater than $1,000), or which is allowed in an amount greater than $20,000 but which the holder of such Claim elects to convert in its entirety into a Category A Convenience Claim in the amount of $20,000 in accordance with the provisions of this Plan.

     1.10 CATEGORY B CONVENIENCE CLAIM means any Unsecured Claim other than an Old Note Unsecured Claim which is Allowed in an amount not in excess of $1,000, or which is Allowed in an amount greater than $1,000 but which the holder of such Claim elects to convert in its entirety into a Category B Convenience Claim in the amount of $1,000 in accordance with the Plan.

     1.11 CHAPTER 11 CASE means the Debtor's voluntary case filed with the Bankruptcy Court under Chapter 11 of the Bankruptcy Code.

     1.12 CHARTER means the Restated Certificate of Incorporation of Reorganized Teletrac, which shall be in substantially the form annexed hereto as Exhibit 1.

     1.13 CLAIM means (a) any right to payment from the Debtor, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, legal, equitable, secured, or unsecured, known or unknown, or (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from the Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured, known or unknown.



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     1.14 CLASS means any group of substantially similar Claims or Equity
Interests classified by the Plan as a Class pursuant to Section 1123(c)(1) of the Bankruptcy Code.

     1.15 CLASS A WARRANTS means the Class A Warrants which shall be in substantially the form annexed hereto as Exhibit 3 and which are issued pursuant to and exercisable in accordance with the terms and conditions of the New Senior Secured Note and Class A Warrant Agreement; each Class A Warrant shall entitle the holder thereof to purchase 1 share of New Common Stock of Reorganized Teletrac at a price of $0.05 per share for a period of 5 years from the Effective Date.

     1.16 CLASS B WARRANTS means the Class B Warrants, which shall be in substantially the form annexed hereto as Exhibit 4; each Class B Warrant shall entitle the holder thereof to purchase 1 share of New Common Stock of Reorganized Teletrac at a price of $7.40 per share for a period of 5 years from the Effective Date.

     1.17 CLOSING DATE means the Closing Date as defined in the New Senior Secured Note and Class A Warrant Agreement.

     1.18 COLLATERAL means any property or interest in property of the Debtor's estate, which is subject to a Lien to secure the payment or performance of a Claim, and which Lien is not subject to avoidance under the Bankruptcy Code.

     1.19 COLLATERAL AGENT means Norwest Bank Minnesota, National Association, as collateral agent under the Old Note Pledge Agreement.

     1.20 COMMITMENT AMOUNT means the amount which each Subscribing Party is committed to pay for the New Senior Secured Notes and Class A Warrants pursuant to the New Senior Secured Note and Class A Warrant Agreement and Section 6.3 of this Plan.

     1.21 CONFIRMATION DATE means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on its docket.

     1.22 CONFIRMATION HEARING means the hearing to be held by the Bankruptcy Court regarding confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

     1.23 CONFIRMATION ORDER means the order of the Bankruptcy Court regarding confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

     1.24 CREDITORS' COMMITTEE means the statutory committee of unsecured creditors, if any, appointed in the Chapter 11 Case pursuant to Section 1102 of the Bankruptcy Code, which as of the date hereof consists of the following




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entities: Georgica Advisors, Capital Research & Management Co., LB Series Fund,
Inc., TD Securities (USA) Inc., Associates Capital Services Corporation, and Norwest Bank, as Indenture Trustee.

     1.25 CREDITORS' COMMITTEE MAJORITY means, at any time, a majority of the voting members of the Creditors' Committee.

     1.26 DEBTOR means Teletrac, Inc., a Delaware corporation, the debtor in the Chapter 11 Case.

     1.27 DEBTOR IN POSSESSION means the Debtor in its capacity as debtor in possession in the Chapter 11 Case under Sections 1107(a) and 1108 of the Bankruptcy Code.

     1.28 DGCL means the General Corporation Law of the State of Delaware, as amended from time to time.

     1.29 DIP LOANS means the Debtor in Possession loans pursuant to the interim and final orders of the Bankruptcy Court dated June 10 and July 7, 1999, respectively, pursuant to Section 364 of the Bankruptcy Code.

     1.30 DISALLOWED means, when used with respect to a Claim or Equity Interest, a Claim or Equity Interest that has been disallowed by Final Order.

     1.31 DISBURSING AGENT means any entity in its capacity as a disbursing agent under Section 7.2 hereof

     1.32 DISCLOSURE STATEMENT means the disclosure document relating to the Plan, including, without limitation, all exhibits and schedules thereto, as approved by the Bankruptcy Court pursuant to Section 1125 of the Bankruptcy Code.

     1.33 DISPUTED means, with respect to a Claim or Equity Interest, any such Claim or Equity Interest proof of which was filed with the Bankruptcy Court and
(a) which has been or hereafter is listed on the Schedules as unliquidated, disputed or contingent, and which has not been resolved by written agreement of the parties or an order of the Bankruptcy Court, or (b) as to which the Debtor or any other party in interest has interposed a timely objection in accordance with the Bankruptcy Code and the Bankruptcy Rules, which objection has not been withdrawn or determined by a Final Order. Prior to (i) the time an objection has been filed and (ii) the expiration of the time within which to object to such Claim or Equity Interest set forth herein or otherwise established by order of the Bankruptcy Court, a Claim or Equity Interest shall be considered a Disputed Claim or Disputed Equity Interest to the extent that the amount of the Claim or Equity Interest specified in a proof of Claim or Equity Interest exceeds the amount of the Claim or Equity Interest scheduled by the Debtor as not disputed, contingent or unliquidated.



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     1.34 EFFECTIVE DATE means the tenth Business Day after all the conditions precedent to the Effective Date specified in Section 10.1 hereof shall have been satisfied or waived as provided in Section 10.2 hereof, PROVIDED, HOWEVER, that if a stay of the Confirmation Order is in effect, the Effective Date shall be the first Business Day after such stay is no longer in effect.

     1.35 EMPLOYMENT AGREEMENTS means the employment agreements with each of the Principal Officers which shall be described in the Disclosure Statement.

     1.36 EQUITY INTEREST means the interest of any holder of equity securities of the Debtor or Holdings represented by any issued and outstanding shares of common stock, preferred stock, or other instrument evidencing a present ownership interest in the Debtor or Holdings, whether or not transferable, or any option, warrant or right, contractual or otherwise, to acquire or in connection with any such interest.

     1.37 FINAL ORDER means an order or judgment of the Bankruptcy Court entered by the Clerk of the Bankruptcy Court on the docket in the Chapter 11 Case, which has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a new trial, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired; PROVIDED, HOWEVER, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order shall not cause such order not to be a Final Order.

     1.38 HOLDINGS means Teletrac Holdings, Inc., a Delaware corporation, which owns 100% of the equity interests of the Debtor.

     1.39 INCENTIVE OPTIONS means the options to purchase shares of New Common Stock pursuant to the Stock Option Plan.

     1.40 INDEMNITY CLAIM means a Claim of a director or officer of the Debtor for any obligations of the Debtor to indemnify directors or officers against any obligations pursuant to the Debtor's certificate of incorporation, bylaws, contract, applicable state law, any combination of the foregoing, or otherwise.

     1.41 LIEN means any charge against, encumbrance upon or other interest in property, the purpose of which is to secure payment of a debt or performance of an obligation.



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     1.42 MISCELLANEOUS UNSECURED CLAIM means any Unsecured Claim other than an
Old Note Unsecured Claim, a Category A or Category B Convenience Claim or an Indemnity Claim, and includes, among other things, (i) any claim for goods, materials, or services provided to the Debtor or rendered to the Debtor prior to the Petition Date, other than a Category A or Category B Convenience Claim; and
(ii) any Claim against the Debtor arising out of the rejection of any executory contract or lease, including any Claim of any lessor for damages resulting from the rejection of a lease of real property as calculated in accordance with
Section 502(b)(6) of the Bankruptcy Code or any Claim of an employee for damages resulting from the rejection of an employment agreement as any such claim shall be calculated in accordance with Section 502(b)(7) of the Bankruptcy Code, other than a Category A or Category B Convenience Claim.

     1.43 NEW COMMON STOCK means the shares of common stock of Reorganized Teletrac to be authorized, issued or outstanding as of the Effective Date.

     1.44 NEW NOTES means the Notes which are issued pursuant to this Plan and the New Notes Indenture on substantially the terms set forth in Exhibit 2 hereto; such notes shall be dated as of the latter of October 1, 1999 or the Effective Date and shall mature 5 years from such date, shall bear interest, payable semi-annually, either in Cash at the rate of 9% per annum or in kind at the rate of 12% per annum, and shall be unsecured and junior to New Senior Secured Notes as described in the New Notes Indenture.

     1.45 NEW NOTES INDENTURE means the Indenture governing the New Notes, which shall be in substantially the form annexed hereto as Exhibit 2.

     1.46 NEW SENIOR SECURED NOTES means the new Senior Secured Notes which are issued in the aggregate principal amount of up to $3 million pursuant to the New Senior Secured Note and Class A Warrant Agreement and Section 6.3 of this Plan on substantially the terms set forth in Exhibit 3 hereto; such notes shall be dated as of the Effective Date and shall mature one year from such date, shall bear interest at the rate of 10% per annum payable quarterly, and shall be secured by the Collateral described in the New Senior Secured Note and Class A Warrant Agreement.

     1.47 NEW SENIOR SECURED NOTE AND CLASS A WARRANT AGREEMENT means the Senior Secured Note and Class A Warrant Agreement, together with each of the agreements and documents annexed thereto, which shall be in substantially the form annexed hereto as Exhibit 3.

     1.48 NOTEHOLDER PLAN SUPPORT AGREEMENT means that Noteholder Plan Support Agreement, dated as of May, 1999, between the Debtor and certain holders of the Old Notes.

     1.49 OLD NOTES means the 14% Senior Notes due August 1, 2007 issued by the Debtor under the Old Notes Indenture.

     1.50 OLD NOTE CLAIM means a Claim arising under or in connection with the Old Notes and the Old Notes Indenture.



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     1.51 OLD NOTES COLLATERAL means the cash, securities and proceeds held by the Collateral Agent and pledged for the benefit of the holders of the Old Notes pursuant to the Old Notes Pledge Agreement as security for obligations under the Old Notes.

     1.52 OLD NOTES COLLATERAL ACCOUNT means the Collateral Account held by the Collateral Agent pursuant to the Old Notes Pledge Agreement.

     1.53 OLD NOTES INDENTURE means that certain Indenture, dated as of August 6, 1997, between the Debtor and the Old Notes Indenture Trustee relating to the Old Notes.

     1.54 OLD NOTES INDENTURE TRUSTEE means NORWEST BANK, MINNESOTA, NATIONAL ASSOCIATION.

     1.55 OLD NOTES PLEDGE AGREEMENT means the Pledge Agreement dated August 6, 1997, between the Debtor and the Collateral Agent.

     1.56 OLD NOTE SECURED CLAIM means that portion of the Old Note Claim which is secured by the Old Notes Collateral.

     1.57 OLD NOTE UNSECURED CLAIM means that portion of the Old Note Claim which is unsecured.

     1.58 PETITION DATE means June 9, 1999, the date on which the Debtor commenced the Chapter 11 Case.

     1.59 PLAN means this Debtor's Plan of Reorganization Under Chapter 11 of the Bankruptcy Code dated as of August 4, 1999, including, without limitation, the exhibits and schedules hereto, as the same may be amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

     1.60 PLAN DOCUMENTS means the documents to be executed by the Debtor in connection with, and in implementation of, the Plan on or prior to the Effective Date including, but not limited to, the New Notes Indenture and the New Senior Secured Note and Class A Warrant Agreement.

     1.61 PRINCIPAL OFFICERS means those persons who shall be identified in the Disclosure Statement as the Principal Officers of Reorganized Teletrac.

     1.62 PRIORITY NON-TAX CLAIM means any Claim other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in payment under
Section 507(a) of the Bankruptcy Code.



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     1.63 PRIORITY TAX CLAIM means any Claim of a governmental unit of the kind entitled to priority in payment as specified in Sections 502(i) and 507(a)(8) of the Bankruptcy Code.

     1.64 RATABLE PROPORTION means, with reference to any distribution on account of any Claim in any Class, subclass, Classes, subclasses, or groups as the case may be, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Claim bears to the aggregate amount of Claims in the same Class, Subclass, Classes, subclasses, or groups, as applicable.

     1.65 REORGANIZED TELETRAC means the Debtor, as it will be reorganized as of the Effective Date in accordance with the Plan.

     1.66 SCHEDULES means the schedules of assets and liabilities and the statement of financial affairs filed by the Debtor under Section 521 of the Bankruptcy Code, Bankruptcy Rule 1007 and the Official Bankruptcy Forms of the Bankruptcy Rules as such schedules and statements have been or may be supplemented or amended through the Confirmation Date.

     1.67 SECURED CLAIM means a Claim secured by a Lien on Collateral, including an Old Note Secured Claim, to the extent of the value of such Collateral (i) as set forth in the Plan, (ii) as agreed to by the holder of such Claim and the Debtor or (iii) as determined by a Final Order in accordance with Section 506(a) of the Bankruptcy Code or, in the event that such Claim is subject to setoff under Section 553 of the Bankruptcy Code, to the extent of such setoff.

     1.68 SECURITIES ACT means the Securities Act of 1933, as amended.

     1.69 SHAREHOLDERS SUPPORT AGREEMENT means the Agreement, dated as of May, 1999, between the Debtor, Holdings, certain Shareholders of Holdings, and certain holders of the Old Notes.

     1.70 SPECIFIED PERCENTAGE means that percentage of the $3 million maximum amount which Reorganized Teletrac elects on or prior to the Effective Date to borrow in exchange for the New Senior Secured Notes and Class A Warrants pursuant to Section 6.3 of this Plan and the New Senior Secured Note and Class A Warrant Agreement.

     1.71 STOCK OPTION PLAN means the 1999 Teletrac, Inc. Stock Option Plan, which shall be in substantially the form annexed hereto as Exhibit 5.

     1.72 SUBSCRIBING PARTIES means each of the persons who shall have agreed or elected to purchase New Senior Secured Notes and Class A Warrants pursuant to and in accordance with the New Senior Secured Note and Class A Warrant Agreement and the provisions of Section 6.3 of this Plan; PROVIDED, HOWEVER, that each of such persons must, in the Debtor's judgment, be an "accredited investor" as such term is defined in Rule 501 of Regulation D under the Securities Actand that the issuance of such securities is exempt from the registration requirements of the Securities Act.

     1.73 TELETRAC LICENSE means Teletrac License, Inc., a Delaware corporation and wholly-owned subsidiary of Teletrac.

     1.74 TORT CLAIM means any Claim related to personal injury, property damage, products liability or other similar Claims against the Debtor. A Tort Claim shall constitute a Miscellaneous Unsecured Claim, except as otherwise provided in Section 8.1(b) of the Plan.

     1.75 UNSECURED CLAIM means Claim against the Debtor that is not an Administrative Expense Claim, a Priority Non-Tax Claim, a Priority Tax Claim or a Secured Claim.

     B. INTERPRETATION; APPLICATION OF DEFINITIONS AND RULES OF CONSTRUCTION.

     Unless otherwise specified, all Section, schedule or exhibit references in the Plan are to the respective section in, article of, or schedule or exhibit to, the Plan, as the same may be amended, waived or modified from time to time. The words "herein," "hereof," "hereto," "hereunder" and other words of similar import refer to the Plan as a whole and not to any particular Section, Subsection or clause contained in the Plan. A term used herein that is not defined herein shall have the meaning assigned to that term in the Bankruptcy Code. The rules of construction contained in Section 102 of the Bankruptcy Code shall apply to the construction of the Plan. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.

SECTION  2.    PROVISIONS FOR PAYMENT OF ADMINISTRATIVE
               EXPENSE CLAIMS AND PRIORITY CLAIMS

         2.1   ADMINISTRATIVE EXPENSE CLAIMS.

     On the Effective Date, except to the extent that a holder of an Allowed Administrative Expense Claim agrees to a different treatment of such Administrative Expense Claim, Reorganized Teletrac shall pay to each holder of an Allowed Administrative Expense Claim Cash in an amount equal to such Allowed Administrative Expense Claim; PROVIDED, HOWEVER, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtor in Possession or liabilities arising under loans or advances to or other obligations incurred by the Debtor in Possession, whether or not incurred in the ordinary course of business, shall be assumed and paid by Reorganized Teletrac in the ordinary course of business, consistent with past practice and in accordance and subject to the conditions of any agreements governing, instruments evidencing documents relating to such transactions.

         2.2   PRIORITY TAX CLAIMS.

     On the Effective Date, except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment of such Allowed Priority Tax Claim, Reorganized Teletrac shall, at its option, pay to each holder of an Allowed Priority Tax Claim that is due and payable on or before the Effective Date either (x) Cash in an amount equal to such Allowed Priority Tax Claim or
(y) deferred annual cash payments, over a period not exceeding six (6) years after the date of assessment of such claim, of a value, as of the Effective Date, equal to the allowed amount of such Claim. Allowed Priority Tax Claims that are not due and payable on or before the Effective Date shall paid in the ordinary course of business in accordance with the terms thereof or in accordance with "y" above.

SECTION  3.    CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

     Claims against the Debtor and Equity Interests are divided into the following Classes:

         Class 1 -- Priority Non-Tax Claims

         Class 2 -- Secured Claims, including Old Note Secured Claims

         Class 3 -- Old Note Unsecured Claims and Miscellaneous Unsecured Claims

         Class 4 -- Category A Convenience Claims

         Class 5 -- Category B Convenience Claims

         Class 6 -- Indemnity Claims

         Class 7 -- Equity Interests

SECTION  4.    PROVISIONS FOR TREATMENT OF CLAIMS AND
               EQUITY INTERESTS

         4.1   PRIORITY NON-TAX CLAIMS (CLASS 1).

     On the Effective Date, except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to a different treatment of such Allowed Priority Non-Tax Claim or except to the extent that such Claim is not due and payable on or before the Effective Date, each Allowed Priority Non-Tax Claim shall be paid in full, in Cash, and shall be considered unimpaired in accordance with Section 1124 of the Bankruptcy Code. All Allowed Priority Non-Tax Claims which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

         4.2   SECURED CLAIMS (CLASS 2).

     Each holder of an Old Note Claim shall be deemed to hold an Allowed Old Note Secured Claim in the aggregate amount of such holder's Ratable Proportion of the Old Notes Collateral held in the Old Notes Collateral Account.

     On the Effective Date, each holder of record of an Allowed Old Note Secured Claim (i.e., each record holder of an Old Note) as of the close of business of the Confirmation Date shall receive, in full discharge of such Claim, its Ratable Proportion of the Old Notes Collateral or the proceeds thereof, if such collateral has not earlier been distributed to the holders of such Claims. Unless the Old Notes Collateral has been earlier distributed to the holders of Old Note Secured Claims, the Old Notes Collateral shall be distributed pro rata to those holders of record of Old Notes as of the close of business on the Confirmation Date.

     On the Effective Date, except to the extent that a holder of a Secured Claim agrees to a different treatment of such Allowed Secured Claim, each Allowed Secured Claim other than an Allowed Old Note Secured Claim shall be reinstated or rendered unimpaired in accordance with Section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Secured Claim to demand or receive payment of such Allowed Secured Claim prior to the stated maturity of such Allowed Secured Claim from and after the occurrence of a default. All Allowed Secured Claims which are not due and payable on or before the Effective Date may be paid in the ordinary course of business in accordance with the terms thereof.

     4.3  OLD NOTE UNSECURED CLAIMS AND MISCELLANEOUS UNSECURED CLAIMS
(CLASS 3).

     On the Effective Date, each holder of an Allowed Old Note Unsecured Claim and each holder of an Allowed Miscellaneous Unsecured Claim (together with holders of Category A Convenience Claims which shall make the election described in Section 4.4(b) of the Plan) shall receive (subject, in the case of holders of Allowed Old Note Unsecured Claims, to Section 4.7 of the Plan), in full satisfaction of such Claim its Ratable Proportion of:

          (a) 10,000,000 shares of New Common Stock;

          (b) $15 million principal amount of New Notes;

          (c) 800,000 Class B Warrants; and

          (d) the right to purchase the New Senior Secured Notes and Class A Warrants in accordance with Section 6.3 of the Plan; PROVIDED, HOWEVER, that such holder is, in the judgment of the Debtor, an "accredited investor" as such term is defined in Rule 501 of Regulation D under the Securities Act and the issuance of such securities is exempt from the registration requirements of the Securities Act.

     Distributions payable to holders of Old Note Unsecured Claims shall be made to holders of record of Old Notes as of the close of business on the Confirmation Date.

     The holder of any Miscellaneous Unsecured Claim may elect to have his claim converted into a Category A Convenience Claim (Class 4) as described in Section
4.4 of this Plan.

     4.4  CATEGORY A CONVENIENCE CLAIMS (CLASS 4).

          (a) Category A Convenience Claims consist of Unsecured Claims (other than Old Note Unsecured Claims) which (A) are allowed in an amount in excess of $1,000 but not more than $20,000, or (B) exceed $20,000 and which the holder elects to have treated in its entirety as a Category A Convenience Claim either
(i) by electing to have his Claim treated as such on the Ballot sent to him for voting on the Plan, or (ii) by exercising his election to have his Claim treated as a Category A Convenience Claim by written notification delivered to the Debtor within 15 days after the entry of a Final Order reducing the amount of such Claim, or (iii) upon the written consent of the Debtor.

     In the event that a Miscellaneous Unsecured Claim is converted into a Category A Convenience Claim, such claim shall be deemed to be converted in its entirety into a Category A Convenience Claim in the amount of the lesser of (x) $20,000, or (y) the amount in which such Claim shall be Allowed for both distribution purposes and for purposes of voting on the Plan.

     Except to the extent that a holder of an Allowed Category A Convenience Claim agrees to a different treatment of such Claim, or elects, in writing, as described in this Section 4.4 to receive New Notes, New Common Stock, and Class B Warrants of Reorganized Teletrac in lieu of a cash distribution, each Allowed Category A Convenience Claim shall receive, in full satisfaction of such Claim, the following payments:

                    (i) On the Effective Date, a payment in Cash in the amount of 10% of the amount of such Allowed Category A Convenience Claim; and

                    (ii) Not later than six (6) months following the Effective Date, a payment in Cash in the amount of 5% of the amount of such Allowed Category A Convenience Claim.

          (b) In lieu of the foregoing Cash distributions, any holder of an Allowed Category A Convenience Claim may elect to receive, together with the holders of Old Note Unsecured Claims and Miscellaneous Unsecured Claims, its Ratable Proportion of :

                    (i) 10,000,000 shares of New Common Stock;

                    (ii) $15 million principal amount of New Notes;

                    (iii) 800,000 Class B Warrants; and

                    (iv) the right to purchase the New Senior Secured Notes and Class A Warrants in accordance with Section 6.3 of the Plan; provided that such holder is, in the judgment of the Debtor, an "accredited investor" as such term is defined in Rule 501 of Regulation D under the Securities Act and that the issuance of such securities is exempt from the registration requirements of the Securities Act.

The holder of a Category A Convenience Claim wishing to make such an election shall make such election by written notification executed by the holder of such Claim and delivered to the Debtor (A) on or before the Confirmation Date or (B) within 15 days after the entry of a Final Order reducing the amount of such Claim.

          (c) The holder of any Category A Convenience Claim in Class 4 may elect to have his Claim converted into a Category B Convenience Claim (Class 5) as described in Section 4.5 of this Plan.

     4.5  CATEGORY B CONVENIENCE CLAIMS (CLASS 5).

     Category B Convenience Claims consist of Unsecured Claims (other than Old Note Unsecured Claims) (A) which are Allowed in an amount not in excess of $1,000, or (B) which exceed $1,000 but which the holder elects to convert into a Category B Convenience Claim either (i) by electing to have his Claim treated as such on the Ballot sent to him for voting on the Plan, or (ii) by exercising his election to have his Claim treated as a Category B Convenience Claim by written notification delivered to the Debtor within 15 days after the entry of a Final Order reducing the amount of such Claim, or (iii) upon the written consent of the Debtor.

     In the event that a Category A Convenience Claim is converted into a Category B Convenience Claim, such Claim shall be deemed to be converted in its entirety into a Category B Convenience Claim in the amount of the lesser of (x) $1,000, or (y) the amount in which such claim shall be Allowed for both distribution purposes and for purposes of voting on the Plan.

     On the Effective Date, except to the extent that a holder of an Allowed Category B Convenience Claim agrees to a different treatment of such Claim, each Allowed Category B Convenience Claim shall be unimpaired in accordance with
Section 1124 of the Bankruptcy Code and shall be paid in full, in Cash (not to exceed $1,000). All Allowed Category B Convenience Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof, in an amount not to exceed $1,000.

     4.6  INDEMNITY CLAIMS (CLASS 6).

     Following the Effective Date, holders of Indemnity Claims will be entitled to assert such Claims against the Debtor only to the extent of any available coverage under the Debtor's corporate liability insurance. Indemnity Claims shall receive no distributions under the Plan.

     4.7  EQUITY INTERESTS (CLASS 7).

     On the Effective Date, Equity Interests in the Debtor and in Holdings shall be canceled. Holders of Equity Interests shall not receive any distribution under the Plan from the Debtor. From the distribution otherwise payable to holders of Old Note Unsecured Claims in Class 3 of the Plan, holders of Equity Interests in Holdings shall receive, in accordance with the allocable percentages set forth in Annex A hereto:

               (a) 300,000 shares of New Common Stock;

               (b) 700,000 Class B Warrants;

               (c) the right to purchase 15% of the New Senior Secured Notes and Class A Warrants in accordance with Section 6.3 of the Plan; provided that such holder is, in the judgment of the Debtor, an "accredited investor" as such term is defined in Rule 501 of Regulation D under the Securities Act and that the issuance of such securities is exempt from the registration requirements of the Securities Act.

     4.8  ALTERNATIVE TREATMENT FOR HOLDERS OF ALLOWED CLAIMS.

     Notwithstanding the treatment provided for holders of Allowed Claims in this Section 4, Reorganized Teletrac and the holder of an Allowed Claim may agree to other treatment of such Claim, including payment in Cash, provided that such treatment shall not provide a return having a present value in excess of the present value, as of the Effective Date, of the distribution that otherwise would be made to such holder under Section 4 hereof.

SECTION  5.    IDENTIFICATION OF CLASSES OF CLAIMS AND
               INTERESTS IMPAIRED; ACCEPTANCE OR REJECTION
               OF THE PLAN

         5.1   HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE.

     Each of Class 1 (Priority Non-Tax Claims), Class 2 (Secured Claims), and Class 5 (Category B Convenience Claims) is unimpaired by the Plan and the holders of Claims in each of such Classes are conclusively presumed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

     Class 3 (Old Note Unsecured Claims and Miscellaneous Unsecured Claims) and Class 4 (Category A Convenience Claims) are impaired by the Plan, and the holders of Claims in each of Class 3 and Class 4 are entitled to vote to accept or reject the Plan.

     Each of Class 6 (Indemnity Claims) and Class 7 (Equity Interests) is impaired under the Plan, but will receive no distribution from the Debtor under the Plan and is therefore conclusively deemed to have rejected the Plan and is not entitled to vote.

SECTION  6.    MEANS OF IMPLEMENTATION

      6.1   DISTRIBUTIONS.

     On the Effective Date, Reorganized Teletrac shall make or cause to be made to the holders of Allowed Claims the distributions of New Common Stock, New Notes, Class B Warrants, and Cash as provided in Section 4 hereof, and shall issue New Senior Secured Notes, Class A Warrants, and Incentive Options as provided herein. Disputed Claims shall be resolved in accordance with Section 8 hereof, and, if a Disputed Claim becomes an Allowed Claim by Final Order, distributions shall be made on account of such Claim in accordance with Section
8.3 hereof. Distributions payable to holders of Old Note Unsecured Claims shall be made to holders of record of Old Notes as of the close of business on the Confirmation Date.

     6.2 AUTHORIZATION OF NEW SECURITIES.

     The issuance of the following securities by Reorganized Teletrac is hereby authorized without further act or action under applicable law, regulation, order or rule: (a) up to $15 million principal amount of New Notes, (b) up to $3 million principal amount of New Senior Secured Notes, (c) up to 20 million shares of New Common Stock, (d) up to 3 million Class A Warrants, (e) up to 800,000 Class B Warrants, and (f) the Incentive Options.

     6.3 SENIOR SECURED NOTE FACILITY.

     On or immediately after the Effective Date, Reorganized Teletrac shall execute the New Senior Secured Note and Class A Warrant Agreement. Pursuant thereto, Reorganized Teletrac shall be authorized to borrow up to $3 million (the "Maximum Amount") and shall be authorized to issue up to $3 million principal amount of New Senior Secured Notes and up to 3 million Class A Warrants. At least five (5) business days prior to the Effective Date, the Debtor shall notify each of the Subscribing Parties, in writing, of the Specified Percentage of the Maximum Amount which it elects to borrow pursuant to the Agreement. Participation in the Senior Secured Note Facility and the right to purchase New Senior Secured Notes and Class A Warrants pursuant to this
Section 6.3 of the Plan shall be limited to Subscribing Parties who shall hold Claims or equity interests in Holdings as of the close of business on the Confirmation Date and, in the case of holders of Old Note Claims, shall be limited to holders of Old Notes as of the close of business on the Confirmation Date.

     On or immediately after the Effective Date, in accordance with the New Senior Secured Note and Class A Warrant Agreement, Reorganized Teletrac shall issue New Senior Secured Notes in the aggregate principal amount of the Specified Percentage of $3 million and Class A Warrants in the aggregate amount of the Specified Percentage of 3 million. Pursuant to the New Senior Secured Note and Class A Warrant Agreement, Reorganized Teletrac shall issue to each Subscribing Party, for each $1,000 of the Specified Percentage of its Commitment Amount, $1,000 principal amount of New Senior Secured Notes and 1,000 Class A Warrants, in exchange for payment by each of such Subscribing Parties of the Specified Percentage of its Commitment Amount. The Subscribing Parties shall pay for such New Senior Secured Notes and Class A Warrants either (x) in Cash or (y) in the case of Subscribing Parties which are lenders of DIP Loans, by conversion of their participation in such loans and accrued interest thereon into the New Senior Secured Notes and Class A Warrants and payment of any balance of the Specified Percentage of their Commitment Amount in Cash.

          The Subscribing Parties, and the Commitment Amount of each Subscribing Party, shall be determined as follows:

          (A) On or before the date of the Confirmation Hearing, each holder of an Old Note Unsecured Claim or a Miscellaneous Unsecured Claim, each holder of a Category A Convenience Claim who shall have made the election described in Section 4.4(b) of this Plan, and each holder of an equity interest in Holdings which shall desire to participate in the purchase of the Senior Secured Notes and Class A Warrants shall
          (i) advise the Debtor, in writing, that it desires to participate in the purchase of such securities, (ii) advise the Debtor, in writing, of the maximum amount, in dollars, which it is willing to commit as its Commitment Amount (hereafter, such creditor's "Maximum Commitment Amount"), which shall not for any such creditor exceed $3 million or for any holder of an equity interest in Holdings exceed $450,000, and
          (iii) shall provide the Debtor with all information and documentation required to be provided to the Debtor pursuant to the New Senior Secured Note and Class A Warrant Agreement to enable the Debtor to determine if such person or entity is an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act and that the issuance of such securities is exempt from the registration requirements of the Securities Act and to evidence such party's commitment to purchase New Senior Secured Notes and Class A Warrants.

          (B) The Commitment Amount of the holder of any equity interests in Holdings shall be the Maximum Commitment Amount, if any, specified by such holder (which shall not, in any event, exceed $450,000), or, if the aggregate of the Maximum Commitment Amounts of all such holders shall exceed $450,000, shall be determined by multiplying $450,000 by the ratio which such holder's Maximum Commitment Amount shall bear to the Maximum Commitment Amounts of all holders of equity interests in Holdings. The aggregate of the Commitment Amounts of all holders of equity interests in Holdings shall not exceed $450,000.

          (C) The Commitment Amount of the holder of an Old Note Claim, a Miscellaneous Unsecured Claim, or a Category A Convenience Claim shall be the Maximum Commitment Amount, if any, specified by such holder (which amount shall not, for any such holder, exceed $3 million), or, if the aggregate of the Maximum Commitment Amounts of all such holders shall exceed $3 million, shall be determined by multiplying $3 million by the ratio of (i) the Allowed amount of such holder's Claim (or in the event such Claim is subject to dispute or objection, the estimated amount of such Claim as agreed upon between the Debtor and such holder or as may be fixed by the Bankruptcy Court) to (ii) the aggregate of the Allowed amounts (or similarly estimated or agreed amounts) of the Claims of such Subscribing Parties; provided, however, that the Commitment Amounts of holders of Old Note Claims as calculated pursuant to this Subsection (C) shall be further reduced by substracting from each such holder's Commitment Amount the amount determined by multiplying (x) the ratio of such holder's Commitment Amount to the aggregate of the Commitment Amounts of all holders of Old Note Claims by (y) the aggregate of the Commitment Amounts of all holders of equity interests in Holdings.

     6.4 ADOPTION OF STOCK OPTION PLAN.

     On the Effective Date, Reorganized Teletrac will adopt the Stock Option Plan. Shares of New Common Stock and Incentive Options not issued pursuant to the Stock Option Plan on the Effective Date shall be reserved for issuance thereafter pursuant to the Stock Option Plan by Reorganized Teletrac on terms and conditions consistent with the Stock Option Plan.

     6.5 EMPLOYMENT AGREEMENTS.

     On the Effective Date, the Employment Agreements with each of the Principal Officers shall become effective between such Principal Officers and Reorganized Teletrac.

     6.6 CANCELLATION OF EXISTING SECURITIES AND AGREEMENTS.

     On the Effective Date, the Old Notes and the Equity Interests or commitments, contractual or otherwise, obligating the Debtor to issue, transfer or sell Equity Interests or any other capital stock of the Debtor shall (a) be canceled and (b) have no effect other than the right to participate in the distributions provided under the Plan. Except for purposes of effectuating the distributions under the Plan on the Effective Date, the Old Notes Indenture shall be canceled. Nothing in this Plan shall be deemed to affect the lien, if any, of the Old Notes Indenture Trustee on any distributions in respect of the Old Notes.

     6.7 CORPORATE ACTION.

          (a) BOARD OF DIRECTORS OF REORGANIZED TELETRAC. On the Effective Date, the operation of Reorganized Teletrac shall become the general responsibility of its Board of Directors, subject to, and in accordance with, the Charter and by-laws. The initial Board of Directors of Reorganized Teletrac shall consist of five members, at least one of whom shall be a member of the management of Reorganized Teletrac. Subject to the immediately preceding sentence, the initial members or the manner of selection of the Board of Directors of Reorganized Teletrac shall be disclosed in the Disclosure Statement or an amendment or supplement to the Disclosure Statement or such other filing as may be made with the Bankruptcy Court. The directors of the Debtor immediately prior to the Effective Date shall resign as of the Effective Date and shall be replaced by the Board of Directors of Reorganized Teletrac.

          (b) OFFICERS OF REORGANIZED TELETRAC. The initial officers of Reorganized Teletrac are or shall be disclosed in the Disclosure Statement or an amendment to the Disclosure Statement or such other filing as may be made with the Court. The selection of officers of Reorganized Teletrac after the Effective Date shall be as provided in its Charter and by-laws.

     6.8 RESTATED CERTIFICATE OF INCORPORATION.

     On the Effective Date, Reorganized Teletrac shall file with the Secretary of State of the State of Delaware, in accordance with the DGCL, the Charter. On the Effective Date, the Charter shall automatically become effective, and all other matters provided under this Plan involving the corporate structure of Reorganized Teletrac, or corporate action by it, shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to
Section 303 of the DGCL without any requirement of further action by the stockholders or the directors of Reorganized Teletrac.

 SECTION 7. PROVISIONS GOVERNING DISTRIBUTIONS

     7.1 DATE OF DISTRIBUTIONS.

     Unless otherwise provided herein, any distributions and deliveries to be made hereunder shall be made on the Effective Date or as soon as practicable thereafter and deemed made on the Effective Date. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

     7.2 DISBURSING AGENT.

     All distributions under the Plan shall be made by Reorganized Teletrac as Disbursing Agent or such other entity designated by Reorganized Teletrac as a

Disbursing Agent on the Effective Date. A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered, and all costs and expenses of procuring any such bond or surety shall be borne by Reorganized Teletrac.

     7.3 SURRENDER OF INSTRUMENTS.

     As a condition to receiving any distribution under the Plan each holder of an Old Note in certificated form must surrender any certificate constituting such Old Note to Reorganized Teletrac or its designee. Any such holder of an Old Note that fails to (a) surrender such instrument, if any, or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to Reorganized Teletrac before the first anniversary of the Effective Date shall be deemed to have forfeited all rights and claims and may not participate in any distribution under the Plan.

     7.4 COMPENSATION OF PROFESSIONALS.

     Each person retained or requesting compensation in the Chapter 11 Case pursuant to Section 330 or 503(b) of the Bankruptcy Code shall be required to file an application for allowance of final compensation and reimbursement of expenses in the Chapter 11 Case on or before a date to be determined by the Bankruptcy Court in the Confirmation Order or any other order of the Bankruptcy Court. Objections to any application made under this Section 7.4 shall be filed on or before a date to be fixed and determined by the Bankruptcy Court in the Confirmation Order or such other order.

     7.5 DELIVERY OF DISTRIBUTIONS.

     Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim shall be to the address of such holder as set forth on the Schedules filed with the Bankruptcy Court, or the books of the Debtor or its agents, unless the Debtor or Reorganized Teletrac, as applicable, has been notified in writing of a change of address, including, without limitation, by filing of a proof of claim by such holder that contains an address for such holder different from the address reflected on such Schedules for such holder. In the event that any distribution to any holder is returned as undeliverable, the Disbursing Agent shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then current address of such holder, at which time such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property under Section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interest in property shall revert to Reorganized Teletrac, and the claim of any other holder to such property or interest in property shall be discharged and forever barred.

     7.6 MANNER OF PAYMENT UNDER THE PLAN.

     At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

     7.7 FRACTIONAL SHARES.

     No fractional shares of New Common Stock or Cash in lieu thereof shall be distributed. For purposes of distribution, fractional shares of New Common Stock shall be rounded down to the previous whole number.

     7.8 SETOFFS AND RECOUPMENT.

     The Debtor may, but shall not be required to, setoff against, or recoup from, any Claim and the payments to be made pursuant to the Plan in respect of such Claim, any claims of any nature whatsoever that the Debtor may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor of any such claim it may have against such claimant.

     7.9 DISTRIBUTIONS AFTER EFFECTIVE DATE.

     Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed shall be deemed to have been made on the Effective Date.

     7.10 RIGHTS AND POWERS OF DISBURSING AGENT.

          (a) Powers of the Disbursing Agent. The Disbursing Agent shall be empowered to (i) effect all actions and execute all documents necessary to perform its duties under the Plan, (ii) make all distributions contemplated hereby, (iii) employ professionals to represent it with respect to its responsibilities, and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

          (b) Expenses Incurred on or After the Effective Date. Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement claims (including, without limitation, reasonable attorney fees and expenses) made by the Disbursing Agent shall be paid in Cash by Reorganized Teletrac.

     7.11 EXCULPATION.

          (a) The Debtor, Reorganized Teletrac, the Creditors' Committee, the Ad Hoc Committee, the Old Notes Indenture Trustee, the Disbursing Agent, and each holder of Equity Interests, and their respective members, partners, officers, directors, employees and agents (including any attorneys, financial advisors, investment bankers and other professionals retained by such persons) shall have no liability to any holder of any Claim or Equity Interest for any act or omission in connection with, or arising out of, the filing of the Chapter 11 Petition, the Disclosure Statement, the Plan, the solicitation of votes for and the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence as determined by a Final Order of the Bankruptcy Court and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

SECTION  8.    PROCEDURES FOR TREATING DISPUTED CLAIMS
               UNDER THE PLAN

     8.1 DISPUTED CLAIMS.

          (a) Process. Except as to applications for allowances of compensation and reimbursement of expenses under Section 330 and 503 of the Bankruptcy Code, the Debtor or Reorganized Teletrac shall have the exclusive right to make and file objections to Administrative Expense Claims, Claims and Equity Interests subsequent to the Confirmation Date. All objections shall be litigated to Final Order, PROVIDED, HOWEVER, that Reorganized Teletrac shall have the authority to compromise, settle, otherwise resolve or withdraw any objections without approval of the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, the Debtor or Reorganized Teletrac shall file all objections to Administrative Expense Claims that are the subject of proofs of claim or requests for payment filed with the Bankruptcy Court (other than applications for allowances of compensation and reimbursement of expenses), Claims and Equity Interests and serve such objections upon the holder of the Administrative Expense Claim, Claim or Equity Interest as to which the objection is made as soon as is practicable, but in no event later than (a) ninety (90) days after the Effective Date or the date on which a proof of claim or request for payment is filed with the Bankruptcy Court or (b) such later date as may be approved by the Bankruptcy Court.

          (b) Tort Claims. All Tort Claims are Disputed claims. Notwithstanding
Section 8.1(a) above, after the Effective Date, any Tort Claim for personal injury or wrongful death as to which a proof of claim was timely filed that is not otherwise settled or consensually resolved shall be determined and liquidated, at the election of Reorganized Teletrac, either in a United States District Court in accordance with Section 157(b)(5), or in the administrative or judicial tribunal in which it is pending on the Confirmation Date or, if no such action was pending on the Confirmation Date, in any administrative or judicial tribunal of appropriate jurisdiction. Any Tort Claim determined and liquidated pursuant to Section 8.1(a) or a judgment obtained in accordance with this Subsection 8.1(b) and applicable non-bankruptcy law that is no longer subject to appeal or other review shall, only to the extent there exists no available coverage under the Debtor's liability insurance (including any self-insured retention under such liability insurance), be deemed to be an Allowed Miscellaneous Unsecured Claim in Class 3 of the Plan in such liquidated amount and satisfied in accordance with the Plan; PROVIDED, HOWEVER, that such Allowed Claim shall not include punitive or exemplary damages. Nothing contained in this Subsection 8.1(b) shall constitute or be deemed a waiver of any claim, right or cause of action that the Debtor or Reorganized Teletrac may have against any person in connection with or arising out of any Tort Claim, including, without limitation, any rights under Section 157(b) of title 28, United States Code.

     8.2 NO DISTRIBUTIONS PENDING ALLOWANCE.

     Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

     8.3 DISTRIBUTIONS AFTER ALLOWANCE.

     To the extent that a Disputed Claim or Disputed Equity Interest ultimately becomes an Allowed Claim or Allowed Equity Interest, a distribution shall be made to the holder of such Allowed Claim or Allowed Equity Interest in accordance with the provisions of the Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Disputed Equity Interest becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim or Equity Interest the distribution to which such holder is entitled under the Plan.

     8.4 VOTING RIGHTS OF HOLDERS OF DISPUTED CLAIMS.

     Pursuant to Bankruptcy Rule 3018(a), a Disputed Claim will not be counted for purposes of voting on the Plan to the extent it is disputed, unless an order of the Bankruptcy Court is entered after notice and a hearing temporarily allowing the Disputed Claim for voting purposes under Bankruptcy Rule 3018(a). Such disallowance for voting purposes is without prejudice to the claimant's right to seek to have its Disputed Claim allowed for purposes of distribution under the Plan.

SECTION  9.    PROVISIONS GOVERNING EXECUTORY CONTRACTS
               AND UNEXPIRED LEASES

     9.1 ASSUMPTION OR REJECTION OF CONTRACTS AND LEASES.

     This Plan constitutes a motion by the Debtor to assume, as of the Effective Date, all executory contracts and unexpired leases to which the Debtor is a party, except for an executory contract or unexpired lease that (a) has been assumed or rejected pursuant to Final Order of the Bankruptcy Court, (b) is rejected on Schedule 9.1 hereto filed by the Debtor on or before the commencement of the hearing on approval of the Disclosure Statement or such later date as may be fixed by the Bankruptcy Court, (c) is the subject of a separate motion filed under Section 365 of the Bankruptcy Code by the Debtor prior to the Confirmation Date, or (d) is otherwise assumed hereunder. For purposes hereof, each executory contract and unexpired lease listed or described on Schedule 9.1 hereto shall include (i) modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed or described on Schedule 9.1 hereto and (ii) executory contracts or unexpired leases appurtenant to the premises listed on Schedule 9.1 hereto.

     9.2 AMENDMENTS TO SCHEDULE; EFFECT OF AMENDMENTS.

     The Debtor shall assume each of the executory contracts and unexpired leases not listed on Schedule 9.1 hereto and not otherwise rejected by the Debtor; PROVIDED, HOWEVER, that the Debtor may at any time on or before the first Business Day before the date of the commencement of the Confirmation Hearing amend Schedule 9.1 hereto to delete or add any executory contract or unexpired lease thereto, in which event such executory contract or unexpired lease shall be deemed to be, respectively, assumed and, if applicable, assigned as provided therein, or rejected. The Debtor shall provide notice of any amendments to Schedule 9.1 hereto to the parties to the executory contracts or unexpired leases affected thereby. The fact that any contract or lease is scheduled on Schedule 9.1 hereto shall not constitute or be construed to constitute an admission by the Debtor that the Debtor has any liability thereunder.

     9.3 BAR TO REJECTION DAMAGE CLAIMS.

     In the event that the rejection of an executory contract or unexpired lease by the Debtor results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a filed proof of claim, shall be forever barred and shall not be enforceable against the Debtor, or its properties or interests in property as agents, successors, or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtor on or before 30 days after the earlier to occur of
(a) the giving of notice to such party under Section 9.1 or 9.2 hereof and (b) the entry of an order by the Bankruptcy Court authorizing rejection of a particular executory contract or lease.

     9.4 INDEMNIFICATION OBLIGATIONS.

     The obligations of the Debtor to indemnify its directors and officers that were not directors or officers, respectively, on or after the Petition Date pursuant to certificate of articles of incorporation, bylaws, contract, applicable state law or otherwise shall be deemed to be, and shall be treated as though they are, executory contracts that are rejected under the Plan. Any Claims arising from such rejection shall be treated as Indemnity Claims under the Plan.

SECTION  10.      CONDITIONS PRECEDENT TO EFFECTIVE DATE

     10.1 CONDITIONS PRECEDENT TO EFFECTIVE DATE OF THE PLAN.

     The occurrence of the Effective Date of the Plan is subject to satisfaction of the following conditions precedent:

          (a) Confirmation Order. The Confirmation Order, in form and substance reasonably acceptable to the Debtor shall have been entered by the Clerk of the Bankruptcy Court and there shall not be a stay or injunction in effect with respect thereto.

          (b) Administrative Expense Claims shall have become Allowed Claims, Disallowed Claims or estimated for distribution purposes under the Plan by Final Order(s) or by operation of law and the aggregate amount of all such Allowed Administrative Expense Claim and estimated Administrative Expense Trade Claims, if any, shall not exceed $600,000.

          (c) Priority Tax Claims shall have become Allowed Claims, Disallowed Claims or estimated for distribution purposes under the Plan by Final Order(s) or by operation of law and the aggregate amount of all such Allowed Priority Tax Claims and estimated Priority Tax Claims, if any, shall not exceed $100,000.

          (d) Priority Non-Tax Claims shall have become Allowed Claims, Disallowed Claims or estimated for distribution purposes under the Plan by Final Order(s) or by operation of law and the aggregate amount of all such Allowed Priority Non-Tax Claims and estimated Priority Non-Tax Claims not previously paid, if any, shall not exceed $100,000.

          (e) Secured Claims, excluding Old Note Secured Claims, shall have become Allowed Claims, Disallowed Claims or estimated for distribution purposes under the Plan by Final Order(s) or by operation of law and the aggregate amount of all such Allowed Secured Claims and estimated Secured Claims, if any, shall not exceed $3.048 million.

          (f) Miscellaneous Unsecured Claims shall have become Allowed Claims, Disallowed Claims or estimated for distribution purposes under the Plan by Final Order(s) or by operation of law and the aggregate amount of all such Allowed Miscellaneous Unsecured Claims and estimated Miscellaneous Unsecured Claims, if any, shall not exceed $6.6 million.

          (g) Category A Convenience Claims shall have become Allowed Claims, Disallowed Claims or estimated for distribution purposes under the Plan by Final Order(s) or by operation of law and the aggregate amount of all such Allowed Category A Convenience Claims and estimated Category A Convenience Claims (other than Miscellaneous Unsecured Claims converted into Category A Convenience Claims pursuant to Section 4.3 or 4.4 of this Plan), if any, shall not exceed $1 million.

          (h) The Debtor shall have received approval from the Federal Communications Commission ("FCC") for the transfer of all licenses held by Teletrac Licenses to Teletrac Licenses as a wholly-owned subsidiary of Reorganized Teletrac and for the change in control contemplated by the Plan.

          (i) Execution and Delivery of Other Documents. All other actions and all agreements, instruments or other documents necessary to implement the terms and provisions hereof shall have been effected.

     10.2 WAIVER OF CONDITIONS PRECEDENT.

     Each of the conditions precedent in Section 10.1 hereof may be waived, in whole or in part, by the Debtor only with the written consent of a Creditors' Committee Majority. Any such waiver of a condition precedent in Section 10.1 hereof may be effected at any time, without notice, without leave or order of the Bankruptcy Court and without any formal action (other than by the Debtor and the Creditors' Committee).

SECTION  11.      EFFECT OF CONFIRMATION

     11.1 VESTING OF ASSETS.

     On the Effective Date, the Debtor, its properties and interests in property and its operations shall be released from the custody and jurisdiction of the Bankruptcy Court, and the estate of the Debtor shall vest in Reorganized Teletrac free and clear of any and all liens, charges, or encumbrances, except as otherwise provided herein. From and after the Effective Date, Reorganized Teletrac may operate its business and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, subject to the terms and conditions of the Plan. Notwithstanding the foregoing, on and after the Effective Date, the Debtor shall retain all claims and causes of action, and the Bankruptcy Court shall retain jurisdiction to hear and determine all such claims or causes of action as described in Section 12 of this Plan.

     11.2 BINDING EFFECT.

     Except as otherwise provided in Section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan shall bind any holder of a Claim or Equity Interest and such holder's respective successors and assigns, whether or not the Claim or Equity Interest of such holder is impaired under the Plan and whether or not such holder has accepted the Plan.

     11.3 DISCHARGE OF DEBTOR.

     Except to the extent otherwise provided herein, the treatment of all Claims and Equity Interests pursuant to the provisions of this Plan shall be in exchange for and in complete satisfaction, discharge and release of all Claims against or Equity Interests in the Debtor of any nature whatsoever, known or unknown, including, without limitation, any interest accrued or expenses incurred thereon from and after the Petition Date, or against its estate or properties or interests in property. Except as otherwise provided herein, upon the Effective Date, all Claims against and Equity Interests in the Debtor will be satisfied, discharged and released in full exchange for the consideration provided hereunder. Except as otherwise provided herein, all entities shall be precluded from asserting against the Debtor or Reorganized Teletrac or their respective properties or interests in property, any other Claims based upon omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

     11.4 TERM OF INJUNCTIONS OR STAYS.

     Unless otherwise provided, all injunctions or stays arising under or entered during the Chapter 11 Case under Section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

     11.5 INDEMNIFICATION OBLIGATIONS.

     Subject to the occurrence of the Effective Date, the obligations of the Debtor, only to the extent permitted under the laws of the State of Delaware, to indemnify, defend, reimburse or limit the liability of directors or officers who were or are directors or officers of the Debtor at any time after the Petition Date against any claims or causes of action as provided in the Debtor's certificate of incorporation, bylaws, applicable state law or contract shall survive confirmation of the Plan, remain unaffected thereby and not be discharged except with respect to any such claims or causes of action arising out of acts or omissions occurring, in whole or in part, before the Petition Date where liability as finally adjudicated by a court of competent jurisdiction is imposed (i) for any breach of duty of loyalty to the Debtor or its stockholders, (ii) for acts or omissions not in good faith and not in a manner such director of officer reasonably believed to be in or not opposed to the best interests of the Debtor or which involve intentional misconduct, gross negligence or a knowing violation of law or (iii) for any transaction from which the director or officer derived any improper personal benefit.

     11.6 RELEASE.

     On the Effective Date, the Debtor, on behalf of itself and its non-debtor subsidiary, hereby releases each of the holders of Equity Interests, officers and directors of the Debtor and Holdings and their subsidiaries holding office at any time, and each of their and the Debtor's and Holdings' respective agents, employees, advisors (including any attorneys, financial advisors, investment bankers and other professionals retained by such persons or entities), affiliates and representatives from any and all claims or liabilities, including, without limitation, any claims or liabilities arising from or related to actions taken or omissions occurring in connection with the Plan or any actions or omissions at any time prior to the Effective Date in their capacity as officers, directors, agents, members, employees, affiliates or advisors of each of the foregoing, as applicable; PROVIDED, HOWEVER, that nothing herein shall release any such parties from the obligations undertaken by such parties in the Shareholders Support Agreement.

SECTION  12.      RETENTION OF JURISDICTION

     The Bankruptcy Court shall have and shall retain after the Effective Date exclusive jurisdiction of all matters arising out of, or related to, the Chapter 11 Case or the Plan pursuant to, and for the purposes of, Sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

          (a) To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom.

          (b) To determine any and all adversary proceedings, applications and contested matters, including, without limitation, under Sections 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code.

          (c) To ensure that distributions to holders of Allowed Claims are accomplished as provided herein.

          (d) To hear and determine any timely objections to Administrative Expense Claims or to proofs of claim, including, without limitation, any objections to the classification of any Claim or Equity Interest, and to allow or disallow any Disputed Claim or Disputed Equity Interest, in whole or in part.

          (e) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated.

          (f) To issue such orders in aid of execution of the Plan, to the extent authorized by Section 1142 of the Bankruptcy Code.

          (g) To consider any amendments to or modifications of the Plan, or to cure any defect or omission, or reconcile any inconsistency, in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order.

          (h) To hear and determine all applications under Sections 330, 331 and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date.

          (i) To enforce, and to hear and determine disputes arising in connection with the interpretation, implementation or enforcement of, the Plan, the Confirmation Order, any transactions or payments contemplated hereby or any agreement, instrument or other document governing or relating to any of the foregoing, including, without limitation, the New Senior Secured Note and Class A Warrant Agreement and the Noteholders Plan Support Agreement.

          (j) To hear and determine matters concerning state, local and federal taxes in accordance with Sections 346, 505 and 1146 of the Bankruptcy Code.

          (k) To hear any other matter not inconsistent with the Bankruptcy
Code.

          (l) To hear and determine all disputes involving the existence, scope and nature of the discharges granted under Section 11.3 hereof.

          (m) To issue injunctions and effect any other actions that may be necessary or desirable to restrain interference by any entity with the consummation or implementation of the Plan.

          (n) To enter a final decree closing the Chapter 11 Case.

SECTION  13.      MISCELLANEOUS PROVISIONS

     13.1 PAYMENT OF STATUTORY FEES.

     All fees payable under Section 1930, chapter 123, title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date. Any such fees accrued after the Effective Date will constitute an Allowed Administrative Expense Claim and be treated in accordance with Section 2.1 hereof

     13.2 RETIREE BENEFITS.

     On and after the Effective Date, pursuant to Section 1129(a)(13) of the Bankruptcy Code, Reorganized Teletrac shall continue to pay any retiree benefits (within the meaning of Section 1114 of the Bankruptcy Code), at the level established in accordance with Section 1114 of the Bankruptcy Code for the duration of the period for which the Debtor has obligated itself to provide such benefits.

     13.3 ADMINISTRATIVE EXPENSES INCURRED AFTER THE CONFIRMATION DATE.

     Administrative expenses incurred by the Debtor or Reorganized Teletrac after the Confirmation Date, including (without limitation) Claims for professionals' fees and expenses, shall not be subject to application and may be paid by the Debtor or Reorganized Teletrac, as the case may be, in the ordinary course of business and without further Bankruptcy Court approval;

PROVIDED, HOWEVER, that no Claims for professional fees and expenses incurred after the Confirmation Date shall be paid until after the occurrence of the Effective Date.

     13.4 SECTION 1125(E) OF THE BANKRUPTCY CODE.

     As of the Confirmation Date, the Debtor , the Ad Hoc Committee, and the Creditors Committee shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. The Debtor and the Creditors Committee (and each of their respective affiliates, agents, directors, officers, employees, investment bankers, financial advisors, attorneys and other professionals) have, and shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the securities under the Plan, and therefore are not, and on account of such offer, issuance and solicitation will not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of securities under the Plan.

     13.5 MODIFICATION OF PLAN DOCUMENTS.

     The Plan Documents may be modified on and prior to the Effective Date without further Order of the Bankruptcy Court and without further notice to any party if such modification is agreed to in writing by a Committee Majority and such modification does not violate Section 1127 of the Bankruptcy Code, except that no such modification shall materially adversely affect the rights of holders of equity interests in Holdings without the written consent of a majority of such holders.

     13.6 COMPLIANCE WITH TAX REQUIREMENTS.

     In connection with the consummation of the Plan, the Debtor shall comply with all withholding and reporting requirements imposed by any taxing authority, and all distributions hereunder shall be subject to such withholding and reporting requirements.

     13.7 NOTICES.

     All notices, requests, and demands to or upon the Debtor to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

                           Teletrac, Inc.
                           3220 Executive Ridge
                           Suite 100
                           Vista, California 92083
                           (Attention:      Steve Scheiwe, Esq.)
                           Telephone:       (760) 597-0510
                           Telecopier:      (760) 597-9906

with a copy, which shall not constitute notice, to:

                           Reboul, MacMurray, Hewitt
                           Maynard & Kristol
                           45 Rockefeller Plaza
                           New York, New York 10111
                           (Attention:    David S. Elkind, Esq.)
                           Telephone:     (212) 841-0608
                           Telecopier:    (212) 841-5725

                                      - and -

                           Saul, Ewing, Remick & Saul LLP
                           222 Delaware Avenue
                           P.O.  Box 1266
                           Wilmington, Delaware 19899
                           (Attention:    Norman L. Pernick, Esq.)
                           Telephone:     (302) 421-6824
                           Telecopier:    (302) 421-5865

     13.8 GOVERNING LAW.

     Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an Exhibit hereto provides otherwise, the rights, duties and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

     13.9 BINDING EFFECT.

     The Plan shall be binding upon and inure to the benefit of the Debtor, the holders of Claims and Equity Interests, and their respective successors and assigns, including, without limitation, Reorganized Teletrac.

Dated: August 4, 1999

                                             Respectfully submitted,


                                             Teletrac, Inc.



                                             By
                                                 -------------------------------
                                                   Name:
                                                   Title:

                                    ANNEX A






                                             Allocable Share
                                                to Class
                                             _______________
          Holders of Series B Preferred            50%

          Holders of Series A Preferred            30%

          Holders of Common Stock                  20%

                                                                   Schedule 9.1



                   Schedule of Additional Executory Contracts
                                Deemed Rejected

          All contracts between the Debtor and any employee thereof dated or entered into prior to the Petition Date.